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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


The weighted average number of common and common share equivalents on a basic and diluted basis are as follows:

                                                    FOR THE          FOR THE          FOR THE          FOR THE
                                                      YEAR             YEAR          SIX MONTHS         YEAR
                                                     ENDED            ENDED            ENDED            ENDED
                                                   JANUARY 3,      DECEMBER 28,     DECEMBER 30,      JUNE 30,
                                                      1998             1996            1995             1995
                                                  ------------     ------------     ------------     -----------
Weighted average common shares outstanding          10,562,294       10,413,171       10,564,979      10,599,242

Shares issued from assumed exercise of
     incentive stock options                           210,596          201,246               --              --

Shares issued from assumed exercise of
     nonqualified stock options (1)                     58,530           88,126               --          98,097
                                                  ------------     ------------     ------------     -----------

Weighted average number of shares outstanding,
     as adjusted                                    10,831,420       10,702,543       10,564,979      10,697,339
                                                  ============     ============     ============     ===========

Income (Loss) from continuing operations          $ (8,622,000)    $ (2,183,000)    $ (6,348,000)    $ 6,889,000

Income (Loss) from discontinued operations             126,000        5,582,000          158,000         986,000

Extraordinary loss                                          --         (527,000)              --              --
                                                  ------------     ------------     ------------     -----------

Net Income (Loss)                                   (8,496,000)       2,872,000       (6,190,000)      7,875,000

Dividends on Preferred Stock                           (81,000)        (125,000)              --              --
                                                  ------------     ------------     ------------     -----------

Net Income (Loss) available to common
     stockholders                                 $ (8,577,000)    $   2,747,00     $ (6,190,000)    $ 7,875,000
                                                  ============     ============     ============     ===========

Earnings (Loss) per common share-Basic:

     Income from continuing operations            $       (.82)    $       (.22)    $       (.60)    $       .65

     Discontinued operations                               .01              .53              .01             .09

     Extraordinary loss                                    .--             (.05)             .--             .--
                                                  ------------     ------------     ------------     -----------

Earnings (Loss) per common share                  $       (.81)    $       (.26)    $       (.59)    $       .74
                                                  ============     ============     ============     ===========


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(1)      Earnings per Common Share-Diluted are not presented as they are antidilutive in periods for which a loss is presented or immaterial.